Exhibit 10.1
Rovi Corporation
2016 Senior Executive Company Incentive Plan

I.	INTRODUCTION

a.
The Objective of the 2016 Senior Executive Company Incentive Plan (the “Plan”) is to (i) enhance stockholder value by promoting strong linkages between executive contributions and company performance; (ii) support achievement of the business objectives of Rovi Corporation and its subsidiaries (the “Company”); and (iii) promote retention of participating employees of the Company.

b.	Participants: This plan applies solely to the Chief Executive Officer and the senior executives reporting directly to the Chief Executive Officer at Rovi Corporation and its subsidiaries.

c.
Effective Date: This Plan is effective for the fiscal year 2016, beginning January 1, 2016 through December 31, 2016. This Plan is limited in time and expires automatically on December 31, 2016. All benefits under this Plan are voluntary benefits. Participation in this Plan during fiscal year 2016 does not convey any entitlement to participate in this or future plans or to the same or similar bonus payment benefits.

d.
Changes in the Plan: The Company presently has no plans to change the Plan during the fiscal year. However, this plan is a voluntary benefit provided by the Company and by virtue of the fact that bonuses are not a contractual entitlement and are paid at the sole discretion of the Company, the Company reserves the right to modify the Plan, in total or in part, at any time. Any such change must be in writing and approved by the Compensation Committee of the Board of Directors. The Compensation Committee of the Board of Directors reserves the right to interpret the Plan document as needed and such interpretations shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

e.
Entire Agreement: This Plan is the entire agreement between the Company and the employee regarding the subject matter of this Plan and supersedes all prior bonus or commission incentive plans, whether with Rovi Corporation or any subsidiary or affiliate thereof, or any written or verbal representations regarding the subject matter of this Plan.

II.	ELIGIBILITY AND INCENTIVE PLAN ELEMENTS

a.	Eligibility: The participants are eligible for the incentive payout if they meet the following requirements:

•
Except as otherwise explicitly set forth in the Participant’s Incentive Target Percentage Schedule (as defined in Section II below), are not currently on a sales incentive or commission plan or any other significant form of variable compensation (such as a services bonus plan)

•	Have a performance rating of Needs Development or above

•	Do not have a performance rating of Unsatisfactory at the time of calculation

•
Are not on a performance improvement plan at the time of calculation and have not received a written notice of warning or other disciplinary action during the year that remains in effect at the time of calculation

AND

The participant must be employed in an incentive-eligible position on or before the first working day of the last fiscal quarter of fiscal year 2016 and must be employed by the Company on the day the bonus is paid to be eligible for a 2016 incentive payment. Participants may expect to receive their 2016 incentive payment no later than March 15, 2017. Participants in the Plan with less than one year of service will be eligible for a prorated incentive amount as set forth in Proration Factor below. In no event will any individual accrue any right or entitlement to any incentive under this Plan unless that individual is employed by the Company on the day the bonus is paid.

Any exception to the above must be approved in writing by the Company’s Compensation Committee.

b.
The Annual Base Salary in effect at the end of the fiscal year represents the basis for the incentive calculation. Nothing in the Plan, or arising as a result of a Participant’s participation in the Plan, shall prevent the Company from changing a Participant’s Annual Base Salary at any time based on such factors as the Company in its sole discretion determines appropriate.

c.
Incentive Target Percentage is a percentage level of base salary determined by the employee’s position except as otherwise approved by the Compensation Committee. These targets will be weighted by company and individual performance, and will be set forth in an Incentive Target Percentage Schedule for each Participant in substantially the form attached hereto as Schedule A.

d.
Individual Performance Factor (“IPF”) is based upon the manager’s evaluation of performance and contribution for the fiscal year. Such evaluation of performance will include measurement of the achievement of the 2016 Goals established by each employee.

e.
Company Performance Factor (“CPF”) is based upon the Company achieving an established worldwide revenue target and a worldwide operating profit target per the 2016 operating plan approved by the Board of Directors of the Company. The applicable targets for fiscal year 2016 can be amended by the Compensation Committee of the Board of Directors at any time during the fiscal year. Notwithstanding anything to the contrary contained herein, the Compensation Committee has the discretion to determine to pay less than the full amount (including to pay zero percent) of the payout to which any Participant would otherwise be entitled, which determination shall be based upon such factors as the Compensation Committee determines appropriate (including without limitation as a result of the Company’s or a Participant’s failing to achieve one or more objectives with respect to the fiscal year). When the Revenue and Non-GAAP Operating Profit percentages fall between the stated percentages on the matrix, the Performance Factor will be determined using a straight-line interpolation approach. The Company Performance Factor will be determined using the grid below, provided however that the Company Performance factor may be modified at the sole discretion of the Compensation Committee of the Board of Directors for any reason, including in the event that such Company Performance is due to an extraordinary or exceptional circumstance.

Example:    Company Performance
Actual Revenue is 110% of Goal
Actual Non-GAAP Operating Profit is 120% of Goal

Rovi Performance Factor 1.43

f.
Calculation of Incentive: With respect to each Participant, (1) the “Company Performance Incentive” shall mean the Participant’s Annual Base Salary times such Participant’s Incentive Target Percentage times the Company Performance Factor times such Participant’s Company Performance Weighting times such Participant’s Proration Factor; and (2) the “Individual Performance Incentive” shall mean the Participant’s Annual Base Salary times such Participant’s Incentive Target Percentage times such Participant’s Individual Performance Weighting times such Participant’s Individual Performance Factor times such Participant’s Proration Factor. The “Individual Performance Pool” shall mean the sum of the Individual Performance Incentives for all Participants.

g.
Transfers and Terminations: Any employee who is a participant in the Plan and who transfers to a new position not governed by this Plan will be eligible on a pro-rata basis for the applicable period and paid as defined by the Plan. Employees who transfer into the Plan from another plan will be subject to proration as well, and consequently will be eligible to receive an incentive payment based on their participation in this Plan during fiscal year 2016 applying the Proration Factors referred to below. Payments from the Plan are subject to reduction by advances, unearned commission advances, draws or prorations and appropriate withholdings. Any exceptions to the Plan must be in writing and approved by the Compensation Committee.

A participant must be employed as of the day the bonus is paid to be eligible for the year-end incentive. No incentive shall be deemed earned until the payment date. If, prior to a payment date, an employee voluntarily resigns from employment or the employee’s employment is terminated for cause, the employee will not be eligible for any incentive payment. If, prior to a payment date, an employee is terminated by the Company for reasons other than for cause, the Compensation Committee shall have absolute discretion to determine if the employee will remain eligible to receive any bonus payment, which bonus payment, if awarded, shall be prorated for the portion of the Plan Year during which employee was employed by the Company.

h.
Proration Factor accounts for the number of calendar days during the fiscal year that the employee is in the incentive-eligible position. For example, the proration factor for an employee who has been on the Plan the entire year will be 1.00. For an employee who has been on the plan for 6 months, the factor will be 0.50. Employees in the following situations will have a Proration Factor of less than 1.00:

•	Participants in the Plan who transferred to a new position not covered by the Plan

•
Employees who transferred from one incentive-eligible position to another incentive-eligible position. Employees in this situation will have their incentive prorated based on the length of time in each position.

•	Employees who have been in the Plan less than 12 months (such as a new hire)

•	Employees who have been on a leave of absence of any length during the fiscal year

•	Employees working less than the full time standard work week will receive an incentive prorated according to the following schedule:

Hours Worked	Incentive Eligibility
Less than full time > half time as defined by standard work week	Prorated according to the average number of hours worked
Less than half time of standard work week	Not incentive eligible

Any modification to the above schedule must be approved by the Chief Executive Officer, the Chief Financial Officer and EVP of Human Resources in advance of the year end close date.

III.	PRACTICES AND PROCEDURES

a.	Procedure:

•	A copy of the Plan will be made available to each participant.

•	All incentive payments will be made after all required or elected withholdings have been deducted.

b.	Governing Law: This Plan is governed by the law of California and the parties hereby submit to the exclusive jurisdiction of the County of Santa Clara, California courts.

SCHEDULE A

INCENTIVE TARGET PERCENTAGE SCHEDULE

Position	Target	Company Performance Weighting	Individual Performance Weighting

[Insert position, target and weighting of each factor for the participant]